UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended July 31, 2021

MedicaMetrix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-1069429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Suffolk Street, Suite 250 Lowell, MA	89135
(Address of principal executive offices)	(Zip Code)

617-488-9233

Registrant’s telephone number, including area code

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

Item 7. FINANCIAL STATEMENTS

MEDICAMETRIX, INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JULY 31, 2021 AND FOR THE

PERIOD FROM MAY 13, 2020 (INCEPTION) TO JULY 31, 2020

2

MEDICAMETRIX, INC. AND SUBSIDIARY

3

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

MedicaMetrix, Inc. and Subsidiary

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of MedicaMetrix, Inc. and Subsidiary (formerly MedicaMetrix, LLC) (the “Company”), which comprise the consolidated balance sheets as of July 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ and members’ equity and cash flows for the year ended July 31, 2021 and for the period from May 13, 2020 (inception) to July 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MedicaMetrix, Inc. and MedicaMetrix, LLC, respectively, as of July 31, 2021 and 2020, respectively, and the consolidated results of its operations and its cash flows for the year ended July 31, 2021 and the period from May 13, 2020 (inception) to July 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has not generated any revenue and has suffered recurring losses from operations and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about its ability to continue as a going concern for the next twelve months from when these consolidated financial statements were issued. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Marcum LLP

Boston, MA

March 14, 2022

F-1

MEDICAMETRIX, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

JULY 31, 2021 AND JULY 31, 2020

	JULY 31, 2021	JULY 31, 2020
ASSETS

CURRENT ASSETS
Cash	$887,162	$256,210
Prepaid expenses	75,051	34,167
Advances - related party	8,043	62,348
Advances - other	8,967	-
Other current assets	11,958	-
TOTAL CURRENT ASSETS	991,181	352,725

PROPERTY AND EQUIPMENT, NET OF DEPRECIATION	46,739	-

LICENSE	40,000	-

TOTAL ASSETS	$1,077,920	$352,725

LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$91,870	$41,935
Accrued expenses	82,295	52,674
Other liabilities	10,265	990
TOTAL CURRENT LIABILITIES	184,430	95,599

WARRANT LIABILITY	101,000	-

STOCKHOLDERS’ AND MEMBERS’ EQUITY
Members’ Equity	-	257,126
Series A Preferred Stock, $.0001 par value, 1,000,000 shares authorized, issued and outstanding (liquidation preference of $500,000)	100	-
Series B Preferred Stock, $.0001 par value, 3,000,000 shares authorized, 2,727,273 shares issued and outstanding (liquidation preference of $3,000,000)	273	-
Common Stock, $.0001 par value, 25,000,000 shares authorized, 10,050,000 issued and outstanding	1,005	-
Additional paid-in capital	3,497,291	-
Accumulated deficit	(2,705,962)	-
Accumulated other comprehensive loss	(217)	-
TOTAL STOCKHOLDERS’ AND MEMBERS’ EQUITY	792,490	257,126

TOTAL LIABILITIES, STOCKHOLDERS’ AND MEMBERS’ EQUITY	$1,077,920	$352,725

The accompanying notes are an integral part of these consolidated financial statements

F-2

MEDICAMETRIX, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

YEAR ENDED JULY 31, 2021 AND

FROM MAY 13, 2020 (INCEPTION) TO JULY 31, 2020

	YEAR ENDED JULY 31, 2021	INCEPTION (MAY 13, 2020) TO JULY 31, 2020

OPERATING EXPENSES
General and administrative	$1,253,463	$170,822
Research and development	948,490	22,252
Marketing	320,276	-

NET OPERATING LOSS	2,522,229	193,074

OTHER INCOME (EXPENSE)
Gain on bargain purchase	9,341	-

LOSS BEFORE INCOME TAXES	2,512,888	193,074

INCOME TAX EXPENSE	-	-

NET LOSS	$2,512,888	$193,074

OTHER COMPREHENSIVE LOSS:
Foreign currency translation adjustment	217	-

COMPREHENSIVE LOSS	$2,513,105	$193,074

Loss per share - basic and diluted	(0.25)	(0.02)

Weighted Average Common shares outstanding - basic and diluted	10,020,822	10,000,000

The accompanying notes are an integral part of these consolidated financial statements

F-3

MEDICAMETRIX, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ AND MEMBERS’ EQUITY

YEAR ENDED JULY 31, 2021 AND

FROM MAY 13, 2020 (INCEPTION) TO JULY 31, 2020

	MEMBERS’ EQUITY				STOCKHOLDERS’ EQUITY
	Common Units	Common Units Value	Preferred Units	Preferred Units Value	Series A Preferred Shares	Series A Preferred Stock Par Value	Series B Preferred Shares	Series B Preferred Stock Par Value	Common Stock Shares	Common Stock Par Value	Additional Paid-In capital	Accumulated Deficit	Accumulated other comprehensive loss	TOTAL
Balance, May 13, 2020	-	$-	-	$-	-	$-	-	$-	-	$-	$-	$-	$-	$-

Contributions	10,000,000	200	900,000	450,000	-	-	-	-	-	-	-	-	-	450,200

Share of net loss	-	(177,132)	-	(15,942)	-	-	-	-	-	-	-	-	-	(193,074)

Balance, July 31, 2020	10,000,000	(176,932)	900,000	434,058	-	-	-	-	-	-	-	-	-	257,126

Contributions	-	-	20,000	10,000	-	-	-	-	-	-	-	-	-	10,000

Sale of preferred stock	-	-	-	-	80,000	8	2,727,273	273	-	-	3,039,719	-	-	3,040,000

Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	7,775	-	-	7,775

Restricted stock unit compensation expense	-	-	-	-	-	-	-	-	50,000	5	5,995	-	-	6,000

Recapitalization to a Corporation	(10,000,000)	176,932	(920,000)	(444,058)	920,000	92	-	-	10,000,000	1,000	459,108	(193,074)	-	-

Net loss	-	-	-	-	-	-	-	-	-	-	-	(2,512,888)	-	(2,512,888)

Less:
Stock issuance costs	-	-	-	-	-	-	-	-	-	-	(10,306)	-	-	(10,306)
Reorganization costs	-	-	-	-	-	-	-	-	-	-	(5,000)	-	-	(5,000)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	-	-	(217)	(217)

Balance, July 31, 2021	-	$-	-	$-	1,000,000	$100	2,727,273	$273	10,050,000	$1,005	$3,497,291	$(2,705,962)	$(217)	$792,490

The accompanying notes are an integral part of these consolidated financial statements

F-4

MEDICAMETRIX, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED JULY 31, 2021 AND

FROM MAY 13, 2020 (INCEPTION) TO JULY 31, 2020

	YEAR ENDED JULY 31, 2021	INCEPTION (MAY 13, 2020) TO JULY 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,512,888)	$(193,074)
Adjustments to reconcile net loss to net cash provided used in operating activities:
Depreciation	5,891	-
Gain on bargain purchase	(9,341)	-
Issuance of warrant for services	101,000	-
Stock-based compensation expense	7,775	-
Restricted stock unit compensation expense	6,000	-
Changes in operating assets and liabilities
Prepaid expenses	(40,884)	(34,167)
Other current assets	(903)	-
Accounts payable	47,807	41,935
Accrued expenses	31,562	52,674
Other liabilities	4,993	990
Net cash used in operating activities	(2,358,988)	(131,642)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(51,939)	-
Net cash acquired from acquisition	2,164	-
Advances - related party	54,305	(62,348)
License	(40,000)	-
Advances - other	(8,967)	-
Net cash used in investing activities	(44,437)	(62,348)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of members’ interest	10,000	450,200
Proceeds from sale of preferred stock	3,040,000	-
Reorganization costs	(5,000)	-
Stock issuance costs	(10,306)	-
Net cash provided by financing activities	3,034,694	450,200

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(317)	-

NET INCREASE IN CASH	630,952	256,210

CASH,BEGINNING OF THE YEAR	256,210	-

CASH, END OF YEAR	$887,162	$256,210

Cash paid during the period for:
Interest	$-	-
Income taxes	$-	-

The accompanying notes are an integral part of these consolidated financial statements

F-5

MEDICAMETRIX, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED JULY 31, 2021 AND FOR THE PERIOD FROM MAY 13, 2020 (INCEPTION) TO JULY 31, 2020

NOTE 1 – NATURE OF BUSINESS

MedicaMetrix, Inc. (formerly MedicaMetrix, LLC) (“MedicaMetrix” or the “Company”) was formed on May 13, 2020 and is headquartered in Lowell, Massachusetts. On January 12, 2021 the Company acquired 99.99% of MedicaMetrix Devices Private Limited, an Indian company, with a manufacturing location in Hyderabad, India. MedicaMetrix is a medical services/MedTech company dedicated to bringing high quality, cost effective, care to men facing urinary tract issues, with an emphasis on the detection, disease differentiation, prompt diagnosis, and non-invasive surveillance of men potentially presenting with prostate cancer.

MedicaMetrix plans to employ its patented algorithm-based device technology and diagnostics platform that permits rapid, point-of-contact prostate volume measurement and the utilization of biosensor tools that will allow urologists to make bed-side treatment decisions. Plans include the use of expanded biomarker assessments leading to a broadened diagnostic scope available for patient care.

The Company is developing the SureSet™ Securement device, which secures the catheter hub and infusion tube with a single site bandage and organizes the tubing for easy access and removal. This one simple device streamlines infusion set-up, allows safe and easy access, while reducing variation and improve safety.

The Company is subject to the risks common to companies in the health sciences and medical device industries including, but not limited to, developments by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, supply chain disruptions, commercialization of existing and new products, and compliance with U.S. Food and Drug Administration (FDA) and foreign regulations and approval requirements, as well as the ability to grow the Company’s business through appropriate commercial strategies.

NOTE 2 - REORGANIZATION

On October 6, 2020, MedicaMetrix converted from a Delaware limited liability company to a Delaware corporation. As a result, holders of MedicaMetrix, LLC common units received one share of MedicaMetrix, Inc. common stock for each MedicaMetrix, LLC common membership interest they owned. Similarly, holders of Series A preferred membership interests received one share of MedicaMetrix Series A preferred stock for each Series A preferred membership interest they held. The holders of MedicaMetrix, Inc. Series A preferred stock receive economically equivalent rights and preferences that they were entitled to as holders of MedicaMetrix, LLC Series A preferred membership interests. Each share of MedicaMetrix, Inc. common stock and each share of MedicaMetrix, Inc. Series A preferred stock provides the holder with the right to one vote. All property, rights, privileges, powers and franchises of MedicaMetrix, LLC vested in MedicaMetrix, Inc., and all debts, liabilities and duties of MedicaMetrix, LLC became debts, liabilities and duties of MedicaMetrix, Inc. All references to the former member’s equity accounts in MedicaMetrix, LLC have been adjusted to reflect this reorganization.

F-6

NOTE 3 – GOING CONCERN AND MANAGEMENTS’ PLANS

The accompanying consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company’s ability to continue as a going concern is completely dependent upon its ability to generate cash from operating activities and/or to raise additional capital to fund the Company’s operations. The Company has not yet commenced planned revenue producing operations and to date, has not yet generated any revenue. The Company has an accumulated deficit of $2,705,962 as of July 31, 2021. Net cash used in operating activities during the year ended July 31, 2021 was $2,358,988. Management has concluded that these factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from when these consolidated financial statements were issued. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our capability to implement our business plan. If we cannot continue as a sustainable entity, our stockholders may lose some or all of their investment in us. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Management is currently seeking debt and equity financing to sustain operations. See Note 14.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These acounting policies conform to U.S. GAAP and have been consistently applied in the preparation of the consolidated financial statements.

Principles of Consolidation and Business Combination

The accompanying consolidated financial statements include the accounts of MedicaMetrix Devices Private Limited, a 99.99% owned subsidiary. This subsidiary was acquired on January 12, 2021 for $1,700. The 0.01% noncontrolling interest has not been presented in these consolidated financial statements because it is immaterial to the fair presentation of the consolidated financial statements. The carrying values, which approximated fair value, of the assets acquired were $17,072 and liabilities assumed were $6,031. As a result of the acquisition, the Company recorded a gain of $9,341 in the accompanying consolidated statement of operations. All intercompany balances and transactions have been eliminated in consolidation.

F-7

Earnings per Common and Common Equivalent Shares

During the period from May 13, 2020 to October 6, 2020, the Company operated as a Limited Liability Company (LLC). Since each unit of the member’s interest in the LLC was converted to one share of common stock, the LLC units were treated as common stock equivalent for earnings per share calculations.

The computation of basic earnings per common share was computed using the number of common shares outstanding during the period. Diluted loss per common share is the same as basic loss per common share because the inclusion of potential common shares is anti-dilutive.

Cash, Cash Equivalents and Concentration of Credit Risk

The Company considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. As of July 31, 2021 and 2020, there were no cash equivalents.

Financial instruments that subject the Company to concentrations of credit risk include cash. The Company maintains cash in an international financial institution. The balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At various times throughout the year, cash balances may exceed the maximum insured amount.

The Company does not have any credit lines with any commercial banks.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of costs and expenses in the consolidated financial statements and disclosures in the accompanying notes. Actual results and outcomes may differ materially from management’s estimates, judgments and assumptions.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and for income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax assets are also recognized for operating losses, contribution carryforwards and tax credits that are available to offset future taxable income.

In the fiscal period ended July 31, 2020, the Company filed an Entity Classification Election with the Internal Revenue Service to be taxed as a corporation. As disclosed in Note 2, on October 6, 2020, the Company converted from an LLC to a corporation and there is no impact on the tax accounts because there was no change in tax status.

F-8

Advances –Related Party

Advances – related party represents payments made to a related party for management, administration and support services.

Research and Development Expense

The cost of research, development and product improvement are charged to expense as they are incurred, unless they have alternative future uses, then these costs are capitalized. The Company’s costs incurred for the year ended July 31, 2021 and the period from inception (May 13, 2020) to July 31, 2020 have been expensed. During the year ended July 31, 2021 and for the period from inception (May 13, 2020) to July 31, 2020, research and development expenses were $948,490 and $22,252, respectively.

Property and Equipment

Property and equipment are stated at cost. The Company’s fixed assets are depreciated using the straight-line method over the estimated useful life of four years. At time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Intangible Assets

The Company has capitalized the cost of a right to use license to all of Superior Vas, Inc.’s intellectual property as an indefinite-lived intangible asset, not subject to amortization. Intangible assets are evaluated at least annually for impairment, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment of Long-Lived Assets

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. There was no impairment during the year ended July 31, 2021 and for the period from May 13, 2020 (inception) through July 31, 2020.

Comprehensive Income

On January 12, 2021 the Company acquired 99.99% of MedicaMetrix Devices Private Limited, an Indian company.

The consolidated financial statements are presented in U.S. dollars. Assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at July 31, 2021, and expenses are translated at the average of the exchange rates in effect from January 12, 2021 to July 31, 2021. Stockholders’ equity accounts are translated using the historical exchange rate at the date the entry to stockholders’ equity was recorded, except for the change in retained earnings during the period, with is translated using the historical exchange rates used to translate each period’s income statement. Differences resulting from translating the functional currency (Indian Rupee) to the reporting currency are recorded in accumulated other comprehensive income in the consolidated balance sheets. These amounts are not material to the consolidated financial statements.

F-9

Stock Based Compensation

The Company accounts for stock options issued to employees as share-based compensation. The cost to the employees is measured at the grant date, based on the estimated fair value of the award and is recognized as expense over the employee’s requisite vesting period. For performance-based vesting awards, compensation expense is recorded based on the amount of awards expected to vest. The fair value of each stock option is estimated on the date of grant using the Black-Scholes pricing model. The inputs used in calculating the fair value of the share-based payment awards represent management’s best estimations as there was no active public market for the Company’s shares. The risk-free interest rate used in the calculations is based on the implied yield available on U.S. Treasury issues with an equivalent term approximating the expected life of the options as calculated using the simplified method.

The expected life of the options is based on the vesting period and contractual life of the option granted and warrants is based on the contractual life of the warrant granted. Share-based payment awards are reflected as a non-cash expense because Company obligations are settled by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

The Company measures stock-based compensation expense for its non-employee stock-based awards by determining the grant date fair value of the option or equity-classified warrants issued. The fair value of equity classified awards are estimated on the date of grant using the Black-Scholes pricing model. The fair value of the fully vested option or equity-classified warrant is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Warrant Liability

The Company estimates the fair value of its warrant liability at grant date and at each reporting period using the Monte Carlo method. The significant assumptions used in a Monte Carlo simulation are: (1) the forecasted values of the underlying metric, (2) the volatility of the underlying metric, (4) the risk-free rate, and (5) discount rate for debt instruments with similar risk. Changes in the fair value of the warrant liability are recorded in the consolidated statements of operation.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the assets or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

F-10

The hierarchy is broken down into three levels based on the reliability of inputs as follows:

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2—Valuation is determined from quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar instruments in markets that are not active or by model-based techniques in which all significant inputs are observable in the market.

Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement. The degree of judgment exercised in determining fair value is greatest for instruments categorized in Level 3.

The assets or liabilities fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The warrants units with an embedded put option are classified as Level 3 within the fair value hierarchy.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at July 31, 2021:

Equipment	$52,630
Less: accumulated depreciation	(5,891)

Total	$46,739

There were no fixed assets as of July 31, 2020. Depreciation expense for the year ended July 31, 2021 totaled $5,891.

NOTE 6 – PATENTS

In May 2020, investors contributed and the Company owns or is the exclusive licensee of six issued U.S. patents and one international patent that support the ProstaMetrix product. In accordance with the guidance under SAB Topic 5G, “Transfers of Nonmonetary Assets by Promoters or Shareholders”, patents were recorded at their historical cost of zero, which may differ from fair value.

F-11

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consist of the following as of:

	July 31, 2021	July 31, 2020

Employee compensation	$-	$9,000
Professional, legal, and accounting fees	69,873	41,834
Other	12,422	1,840
	$82,295	$52,674

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Leases

The company leases an office suite in Lowell, Massachusetts for monthly payments of $2,750, commencing on June 1, 2021. The lease term expired on February 28, 2022, and has not yet been renewed as of the date of the issuance of these consolidated financial statements. The term of this lease may be extended subject to the prior written approval of the lessor. This lease is revocable at any time upon thirty days’ written notice from the lessor. The rent expense for the year ended July 31, 2021 was $33,000. Rent expense for the period from May 13, 2020 (inception) through July 31, 2020 was $5,500.

Future minimum lease payments are as follows:

Year ending July 31, 2022	$19,250

The Company also leases manufacturing space in India. Such amounts are not material to the consolidated financial statements.

License Agreements

Dr. Daniel Larkin

On August 2, 2020, MedicaMetrix entered into a license agreement with Daniel Larkin, M.D. Under the terms of this license agreement, MedicaMetrix holds an exclusive worldwide license to underlying technologies used by MedicaMetrix for its SureSet Securement device. The license agreement includes both the right to Dr. Larkin’s issued patent as well as future filed patent applications in the U.S. and international markets. The effective term of the license agreement extends through the term of the related patents. In the event of default, licensor may also terminate the agreement (after written notice) if MedicaMetrix fails to cure a breach. The license agreements contain the following key terms:

●	Payment of royalty fees of 4.5% based on net revenue of the licensed product
●	Reimbursement of certain product development expenses; and
●	Other payments or equity options of various amounts based on achieving certain milestones.

Currently, MedicaMetrix has not yet paid any royalties to Dr. Larkin for the SureSet product as the product has yet to generate any sales. Additionally, on December 26, 2020, Dr. Larkin was granted 50,000 options.

F-12

Superior VAS, Inc.

On March 1, 2021, the Company entered into a license agreement with Superior VAS, Inc.

Under the terms of this license agreement, the Company holds an exclusive discrete geographic market license to underlying technologies used by the Company for its Superior VAS MedTech device. The license agreement includes both the right to Superior VAS, Inc.’s issued patent as well as future filed patent applications in the U.S. and international markets. The effective term of the license agreement extends through the term of the related patents. In the event of default, licensor may also terminate the agreement if the Company fails to cure a breach. The license agreements contain the following key terms:

1.	The Company paid $40,000 for the assignment of rights and the license to use this technology outside Canada and the United States of America (US). This payment is recorded in Licenses on the accompanying consolidated balance sheet. The Company has an option to purchase Canadian and US rights for the payment of an additional $60,000.
2.	Royalty fees of 4% will be paid on sales of licensed products.
3.	If the Company enters into any agreement with any assignee or purchaser of a Licensed Patent or any Subject Technology, the Company will pay to Superior VAS ten percent (10%) of any sales of licensed products.

Currently, the Company has not yet paid any royalties to Superior VAS, as the product has yet to generate any sales.

ProUroCare, Inc.

The Company acquired a license to all of the intellectual property of ProUroCare, Inc. (“ProUroCare”) in exchange for agreeing to pay-off all of ProUroCare’s outstanding bank loans. In addition, on April 28, 2021, the Company agreed to grant ProUroCare a warrant to acquire 25,000 shares of common stock at an exercise price of $3.75 per share. The warrant has an expiration date of April 27, 2026, and is classified in equity.

On April 28, 2021, the Company also issued a warrant to a major shareholder of ProUroCare to acquire 26,000 shares of common stock at an exercise price of $1.10 per share in exchange for agreement of the major shareholder to pay-off a ProUroCare bank loan of $101,000. This warrant expires on April 27, 2026. The holder of the warrant has the right to exchange the warrant for $101,000 which qualifies as a put option embedded within the warrant. The Company determined that under the guidance of ASC 480, Distinguishing Liabilities from Equity and ASC 815, Derivatives and Hedging, the warrants are classified as a warrant liability in the accompanying consolidated balance sheet as of July 31, 2021 and are recorded at fair value at every reporting period. It was determined that there was no change in fair value in the year ended July 31, 2021.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company has entered into a management consulting agreement with UrbanX Global Investors, LLC. A Director, who owns 35% of the Founders shares of the Company, also owns 90% of UrbanX Global Investors, LLC. UrbanX Global Investors, LLC owns 15% of the Founders shares of the Company. For management services, the Company paid $533,562 for the year ended July 31, 2021 and $66,152 for the period from May 12, 2020 (inception) to July 31, 2020, respectively. The Company advanced to UrbanX Global Investors, LLC $8,043 and $62,348 for the year ended July 31, 2021 and the period from inception (May 13, 2020) to July 31, 2020, respectively. There are no terms or conditions associated with the repayment of these amounts. It is the intention of all parties to continue in this manner.

F-13

Subsequent to July 31, 2021, the Company also received debt financing from certain members of management that participated in the Company’s convertible note offerings. See Note 14.

NOTE 10 – SHAREHOLDERS’ EQUITY

At July 31, 2021, the Company authorized three classes of Stock: Common Stock (“Common Stock”), Series A Preferred Stock (“Series A Preferred Stock”) and Series B Preferred Stock (“Series B Preferred Stock”). The rights under the three classes of stock are described below.

Common Stock

Each share of Common Stock is entitled to one vote. As of July 31, 2021, 10,050,000 shares of Common Stock are issued and outstanding. 10,000,000 shares were issued in exchange for members’ interest on October 6, 2020 and 50,000 were awarded as Restricted Stock Units on October 7, 2020, and became fully vested in March 2021.

Series A Preferred Stock

Voting Rights

Each holder of MedicaMetrix’s Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible. Except as provided by law or by the other provisions of the Company’s Amended and Restated Certificate of Incorporation (the Certificate of Incorporation”), holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis and will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Common Stock, as detailed in the Certificate of Incorporation.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. The conversion rate is currently one share of Common Stock per share of Series A Preferred Stock, which is calculated as the original issuance price of $0.50 divided by the conversion price of $0.50 per share. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of Common Stock, reclassification, exchange, substitution, merger or consolidation. Furthermore, if the Company issues additional shares of Common Stock without consideration, or for a consideration per share less than the conversion price, then the conversion price would be reduced in accordance with the Certificate of Incorporation.

F-14

Additionally, each share of Series A Preferred Stock will automatically convert into common stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act or upon the affirmative election of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class on an as-converted basis.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or a Deemed Liquidation Event such as the sale, merger or consolidation of the company or, as further set forth in the Certificate of Incorporation, all holders of Series A Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Common Stock. Holders of Series A Preferred Stock will receive a liquidation preference equal to the greater of (a) an amount for each share equal to the Original Issue Price for such share plus any declared but unpaid dividends with respect to such shares or (b) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up or Deemed Liquidation Event. The “Series A Original Issue Price” for the Series A Preferred Stock will initially be equal to $0.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the funds and assets available for distribution to the stockholders of the company are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled, the holders of shares of Series A Preferred Stock will share rateably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and payment of all preferential amounts required to be paid to the holders of shares of Common Stock, the remaining funds and assets available for distribution to the stockholders of the company will be distributed among the holders of shares of Series A Preferred Stock, on an as converted basis, and holders of shares of Common Stock, pro rata based on the number of shares of Common Stock (assuming the conversion of the Series A Preferred Stock) held by each such holder.

Series B Preferred Stock

Voting Rights

Each holder of MedicaMetrix’s Series B Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred B Stock held by such holder are convertible. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series B Preferred Stock will vote together with the holders of Common Stock as a single class on an as-converted basis and will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

F-15

Dividend Rights

Holders of Series B Preferred Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds and on a pari passu basis with holders of Common Stock, as detailed in the Certificate of Incorporation. The company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Conversion Rights

Shares of Series B Preferred Stock will be convertible, at the option of the holder, at any time, into fully paid and nonassessable shares of the company’s Common Stock at the then-applicable conversion rate. The conversion rate is one share of Common Stock per share of Series B Preferred Stock, which is calculated as the original issuance price of $1.10 per share divided by the conversion price of $1.10 per share. The conversion rate is subject to adjustment in the event of stock splits, reverse stock splits, the issuance of a dividend or other distribution payable in additional shares of Common Stock, reclassification, exchange, substitution, merger or consolidation. Furthermore, if the Company issues additional shares of Common Stock without consideration, or for a consideration per share less than the conversion price, then the conversion price would be reduced in accordance with the Certificate of Incorporation.

Additionally, each share of Series B Preferred Stock will automatically convert into Common Stock immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act at a price of at least $3.30 per share, resulting in at least $20,000,000 of gross proceeds to the Company, or upon the affirmative election of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a single class on an as-converted basis.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding up of the company, whether voluntary or involuntary, or a Deemed Liquidation Event such as the sale, merger or consolidation of the company or, as further set forth in the Certificate of Incorporation, all holders of Series B Preferred Stock will be entitled to a liquidation preference that is senior to holders of the Series A Preferred Stock and Common Stock. Holders of Series B Preferred Stock will receive a liquidation preference equal to an amount for each share equal to the Series B Original Issue Price for such share plus any declared but unpaid dividends with respect to such shares. The “Series B Original Issue Price” for the Series B Preferred Stock will initially be equal to $1.10 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

If, upon such liquidation, dissolution, or winding up or Deemed Liquidation Event, the funds and assets available for distribution to the stockholders of the company are insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they are entitled, the holders of shares of Series B Preferred Stock will share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Series B Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

F-16

After the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock and payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining funds and assets available for distribution to the stockholders of the company will be distributed among the holders of shares of Preferred Stock, on an as converted basis, and holders of shares of Common Stock, pro rata based on the number of shares of Common Stock (assuming the conversion of the Preferred Stock) held by each such holder.

Incentive Stock Plan

At July 31, 2021, the Company has reserved 2,170,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company under the Amended 2020 Equity Incentive Plan (the “Plan”). At July 31, 2021, 1,385,875 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Plan.

The stock options are exercisable at a price equal to the value at the date of the grant as set by the Board of Directors. Options are vested either after a 3-to-4 year vesting period or when specific milestones are reached or services performed. All options expire seven years from the date of the grant.

The Company currently recognizes option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeiture rates.

The stock-based compensation expense for the year ended July 31, 2021 was $7,775 and is included in the consolidated statements of operation, as follows:

General and administrative	$5,695
Research and development	2,074
Marketing	6
Total	$7,775

The following is a summary of the option activity:	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding - August 1, 2020	-	-	-
Granted	784,125	$1.00	6.50
Exercised	-	-	-
Forfeited or Expired	-	-	-
Outstanding - July 31, 2021	784,125	$1.00	6.50
Exercisable - July 31, 2021	32,500	$1.00	7.22

At July 31, 2021, the Company has $23,602 in unrecognized stock-based compensation expense attributable to outstanding options, which will be recognized over an average period of 2.7 years.

F-17

The fair value of each stock option was estimated using the Black-Scholes option pricing model with the following assumptions for the year ended July 31, 2021:

Fair value of common stock	$0.12
Expected term (in years)	6.65
Risk-free interest rate	1.83%
Expected volatility	75%
Expected dividend yield	0%

The weighted-average grant date fair value of options granted during the year ended July 31, 2021 was $0.04.

The Company did not have any stock-based compensation expense for the period from May 13, 2020 (inception) to July 31, 2020 as there were no options granted during that period.

Restricted Stock Units

On October 7, 2020, the Company awarded 50,000 restricted shares of common stock to an employee which were recorded at fair value. These shares became fully vested as of July 31, 2021.

The restricted stock unit compensation expense for the year ended July 31, 2021 was approximately $6,000, and is included in the consolidated statements of operations as General and Administrative expense.

There were no nonvested restricted stock units or unrecognized stock-based compensation expense related to restricted stock units as of July 31, 2021.

NOTE 11 – INCOME TAXES

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse.

Additionally, the Company must assess the likelihood that deferred tax assets will be recovered as deductions from future taxable income. The Company has provided a full valuation allowance on the Company’s deferred tax assets because the Company believes it is more likely than not that its deferred tax assets will not be realized. The Company evaluates the recoverability of its deferred tax assets on an annual basis. Currently, there is no provision for income taxes as the Company has incurred losses to date.

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	July 31, 2021	July 31, 2020

Statutory income tax rate	21.00%	21.00%
Increase (decrease) resulting from:
State taxes	7.92	9.10
Permanent differences	(4.19)	-
Change in valuation allowance	(24.73)	(30.10)

Effective tax rate	-%	-%

F-18

The Company’s total deferred tax assets and deferred tax asset valuation allowance are as follows:

	July 31, 2021	July 31, 2020

Deferred tax attributed to:
Net operating loss	$233,533	$6,275
Stock-based compensation	841	-
Start-up costs and organizational costs	$489,361	$48,133
Total deferred tax assets	723,735	54,408
Less valuation allowance	(723,735)	(54,408)
Net deferred taxes	$-	$-

As of July 31, 2021, the Federal net operating losses of $847,816 will be carried forward indefinitely. Losses incurred prior to January 1, 2021 are able to offset 100% of future taxable income. Losses incurred on or after January 1, 2021 are able to offset 80% of taxable income in future years. The company has state net operating losses in the amount of $856,374 that will expire at various years through 2043.

A valuation allowance was provided in the current year financial statements relating to the above net operating loss carryforwards because the Company believes that there may be a greater than 50 percent probability that the loss carryforwards will not be utilized. Accordingly, the Company’s valuation allowance increased by $669,327.

The Company’s Federal and state tax returns are open and subject to examination. The typical open period is three years from the date the return is filed.

FASB ASC 740 requires management to perform an evaluation of all income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorities. This evaluation is required to be performed for all open tax years, as defined by the various statues of limitations, for federal and state purposes. As of July 31, 2021, the company has no material uncertain tax positions.

NOTE 12 – WARRANTS

The Company has issued the following outstanding warrants to purchase common stock and all were exercisable at July 31, 2021:

Exercise Price	Number Outstanding	Expiration Date

$1.10	26,000	April 27, 2026
$3.75	25,000	April 27, 2026
	51,000

F-19

The following is a summary of the warrant activity:

	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in years)

Outstanding – August 1, 2020	-	-	-
Issued	51,000	$2.40	4.75
Outstanding – July 31, 2021	51,000	$2.40	4.75
Exercisable – July 31, 2021	51,000	$2.40	4.75

The fair value of each equity-classified stock warrant was estimated using the Black-Scholes option pricing model with the following assumptions:

Fair value of common stock	$0.12
Expected term (in years)	4.75
Risk-free rate of return	1.83%
Expected volatility	75%
Dividend yield	0%

The weighted average fair value per equity-classified warrants issued during the year ended July 31, 2021 was $0.01.

The fair value of the equity-classified warrants was determined to be immaterial.

The fair value of each liability-classified stock warrant was estimated using the Monte Carlo model with the following assumptions:

Fair value of common stock	$0.12
Expected term (in years)	5.0
Risk-free rate of return	0.69%
Expected volatility	60%
Dividend yield	0%

The initial fair value of the warrant liability was recorded as a $101,000 loss on issuance of warrant liability on the statements of operations and comprehensive loss.

The derivative warrant liabilities are Level 3 recurring fair value measurements. The following table presents the change in Level 3 liabilities:

Balance – August 1, 2020	$-
Warrants issued	101,000
Outstanding – July 31, 2021	$101,000

NOTE 13 – RISKS AND UNCERTAINTIES

The COVID-19 pandemic has disrupted economic activity worldwide. Management is evaluating the impact of these events as information becomes available to make decisions to protect its operations and employees. No determination has been made as to the impact on these consolidated financial statements of the COVID-19 pandemic as of the date these consolidated financial statements were available to be issued.

NOTE 14 – SUBSEQUENT EVENTS

The Company performed a review of events from the balance sheet date through the date the financial statements were issued and determined that, except for the following items, there were no such events requiring recognition or disclosure in the consolidated financial statements.

On various dates between August 6, 2021 and February 22, 2022, the Company has issued $1,030,000 in convertible promissory notes (the “Promissory Notes”). The Promissory Notes have a maturity date of March 31, 2023 and will accrue interest at a simple rate between 6% and 8% per year. The Promissory Notes will convert to common stock at the earliest of the next equity financing or the maturity date of the note. On April 30, 2021, the Company engaged an outside firm to assist in the issuance of these convertible promissory notes, of which $25,000 was recorded in prepaid expenses as of July 31, 2021.

In October 2020, the Company launched a best efforts offering of up to 4,000,000 shares of Common Stock, at a per share price of $5.00, pursuant to Regulation A under the Securities Act. As of March 14, 2022, the Company had raised $189,200 under this financing round.

F-20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, Massachusetts on March 15, 2022.

MedicaMetrix, Inc.

By	/s/ Robert Rudelius
Robert Rudelius
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Robert Rudelius
By Robert Rudelius, Chief Executive Officer, Interim Chief Financial Offer and Principal Accounting Officer
Date: March 15, 2022

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